Exhibit 99.1

Apollo Group, Inc. News Release

Apollo Group Announces New Chief Operating Officer

PHOENIX – October 30, 2013 – Apollo Group, Inc. (NASDAQ: APOL) today announced that J. Mitchell Bowling has been appointed to serve as the company’s new chief operating officer, effective December 2, 2013. Mr. Bowling will report directly to Apollo Group Chief Executive Officer Greg Cappelli.

“After a long and comprehensive search, I’m very pleased to welcome Mitch to the Apollo family,” commented Mr. Cappelli. “Mitch is a seasoned executive with an extensive background driving positive results. He will be an important part of our senior executive team, helping us execute on our strategic plan to differentiate University of Phoenix, diversify Apollo Group and drive operational excellence throughout our organization.”

Mr. Bowling has held senior leadership roles at industry-leading companies, including Comcast Corporation and The Hertz Corporation. He most recently served as senior vice president and general manager, new businesses, at Comcast, where he led the company’s entry into the emerging home security and home automation space. Prior to that role, Mr. Bowling served as senior vice president and general manager of online services where, during his tenure, Comcast grew to become the largest residential Internet service provider in America.

“I am passionate about making education accessible to people who want to improve their skills and thrive in the global economy,” said Mr. Bowling. “Apollo is an international leader in the field, and I am eager to help advance the company’s goals and help meet the nation’s need for more highly educated and skilled workers.”

Mr. Cappelli also thanked Curt Uehlein, president of Apollo Global, for stepping into the chief operating officer role on an interim basis this past summer and fall, adding, “Curt is tremendously talented and his hard work helped solidify our strategic objectives and operationalize our new goal-setting process and budget process for fiscal 2014. We are fortunate to have someone of his caliber on our team and excited that he will continue his important role as president of Apollo Global, where he will focus on expanding our international capabilities and growth.”

About Apollo Group, Inc.

Apollo Group, Inc. is one of the world’s largest private education providers and has been in the education business since 1973. Through its subsidiaries: University of Phoenix, Apollo Global, Institute for Professional Development and College for Financial Planning, Apollo Group. Inc. offers innovative and distinctive educational programs and services, online and on-campus, at the undergraduate, masters and doctoral levels. These educational programs and services are offered throughout the United States and in Latin America and Europe, as well as online throughout the world.

For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit the Company’s website at www.apollo.edu.

Investor Relations Contacts:

Beth Coronelli, (312) 660-2059

beth.coronelli@apollo.edu

Erin Kelly, (602) 557-3830

erin.kelly@apollo.edu

Media Contact:

Media Relations Hotline, (602) 254-0086

media@apollo.edu